Exhibit 4.1

AMENDMENT NO. 1 TO THE

RIGHTS AGREEMENT

Dated as of May 3, 2024

between

VANDA PHARMACEUTICALS INC.

and

EQUINITI TRUST COMPANY, LLC,

as Rights Agent

AMENDMENT NO. 1 TO THE RIGHTS AGREEMENT

This Amendment No. 1 to the Rights Agreement, dated as of May 3, 2024 (this “Amendment”), is entered into by and between Vanda Pharmaceuticals Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC, a limited trust company organized under the laws of the State of New York, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Rights Agent previously entered into that certain Rights Agreement, dated as of April 17, 2024, by and between the Company and the Rights Agent (as amended, supplemented or otherwise modified from time to time, the “Rights Agreement”).

WHEREAS, the Company has determined that an amendment to the Rights Agreement as set forth herein is in the best interests of the Company and its stockholders and the Company and the Rights Agent now desire to evidence such amendment in writing in accordance with Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and herein, the parties to this Amendment hereby agree as follows:

1.	Amendment and Restatement of Definition of “Exempt Person”. The definition of “Exempt Person” in Section 1(x) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(x) “Exempt Person” means (i) the Company or any Subsidiary of the Company, in each case including in any fiduciary capacity; (ii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity or trustee holding (or acting in a fiduciary capacity in respect of) shares of capital stock of the Company for or pursuant to the terms of any such plan or for the purpose of funding any such plan or any other employee benefits for employees of the Company or any Subsidiary of the Company; or (iii) BlackRock, Inc. and its subsidiaries (collectively, “BlackRock”), and the various investment funds and accounts for which BlackRock acts, or may in the future act, as managers and/or investment advisors (the “Funds” and, collectively with BlackRock, the “BlackRock Investors”); provided, however, that (a) the BlackRock Investors will automatically cease to be an “Exempt Person” if they acquire Beneficial Ownership of 20% or more of the then-outstanding shares of Common Stock (excluding from the denominator in calculating such percentage, any shares of Common Stock held by the Company or any subsidiary of the Company) and (b) the Board may determine, in its sole and absolute discretion, that the

BlackRock Investors will cease to be an “Exempt Person” immediately upon the Board’s determination that any of the representations, warranties, conditions or provisions contained in that certain Ownership Representation Letter and Exemption Request, dated May 3, 2024, by and between the Company and BlackRock, Inc. (and any amendments thereto) are breached or cease to be true, correct and complete. No Person who is an officer, director or employee of an Exempt Person will be deemed, solely by reason of such Person’s status or authority as such, to be the Beneficial Owner of, to have Beneficial Ownership of or to Beneficially Own any securities that are Beneficially Owned (including in a fiduciary capacity) by an Exempt Person or by any other such officer, director or employee of an Exempt Person.”

2.

Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed.

3.

Governing Law. This Amendment shall be deemed and all claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Amendment, or the negotiation, execution, performance or subject matter of this Amendment, will be governed by and construed in accordance with the laws of the State of Delaware.

4.

Counterparts. This Amendment may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

5.

Entire Agreement. The Rights Agreement as amended by this Amendment contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither party hereto shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any covenants or agreements except as specifically set forth herein and in the Rights Agreement, as amended by this Amendment.

6.

Certification. The officer of the Company executing this Amendment hereby certifies to the Rights Agent that the amendments to the Rights Agreement set forth in this Amendment are in compliance with the terms of Section 27 of the Rights Agreement and the certification contained in this Section 6 shall constitute and satisfy the certification required by Section 27 of the Rights Agreement.

7.	Miscellaneous. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

VANDA PHARMACEUTICALS INC.

By:	/s/ Mihael H. Polymeropoulos, M.D.
Name:	Mihael H. Polymeropoulos, M.D.
Title:	President, Chief Executive Officer and Chairman of the Board of Directors

EQUINITI TRUST COMPANY, LLC,
as Rights Agent

By:	/s/ Adam E. Burke
Name:	Adam E. Burke
Title:	EVP, Chief Customer Officer

[Signature Page to Amendment to the Rights Agreement]